[BEGINNING OF ALLEN GREENE INTERVIEW -- ALLEN GREENE INTERVIEW -- 11/30/04]

MICHAEL WAX: Good day, this is Michael Wax with CEOcast. I'm here today with Allen Greene. Allen is Chief Executive Officer of SmartPros Limited, a company that trades on the American exchange under the symbol PED, and one that is a leader in the field of accredited professional education.

Thanks for joining CEOcast today, Allen.

ALLEN GREENE: Thanks Michael for inviting us, we're excited about being here.

WAX: I thought, perhaps, you could begin with an overview of the company, and then we'll get into the model in greater detail.

GREENE: Great. Well, SmartPros is a company that started in 1981, it was created by two accountants who... I use the term created because in 1981 they really created distance learning. We talked about e-learning and distance learning today, but these two gentlemen created it, and they're still active in the company, and they did it on videotape when Sony and Panasonic were still fighting for control of your VCR.

So, we provide mandatory, and I stress mandatory, continuing education for professionals in certain niche fields. And we have a saying, "in niches there are riches." And we provide these in areas in accounting and finance, specifically on the corporate-side, as well as the public accounting side, and in the engineering profession, where we provide the leading preparatory course for the Professional Engineering exam, and now, of course, for the Fundamentals of Engineering exam.

We also have a big ethics and compliance business, it does consulting and training for the Fortune's 50, to Fortune 100 companies, and, we have our own media department, because we produce our own content, different than other people.

We have a leading program called FMN, Financial Management Network, that goes out to most of our clients on a subscription basis, and our model is a subscription model, and we have over an 85% historical renewal rate.

So, between the fact that it's mandatory, high renewal rates, we've worked with clients, we have a pristine reputation. And, you know, they say in real estate, you know, "location, location, location." Well, we have a similar saying here, "quality, quality, quality." And that's led to our being in business 24 years, and a leader in the field, and we distribute our products through every major association in the verticals we're in.

WAX: Allen let's start if we could with, in fact, your offerings. The on-line space is competitive, how do you differentiate yourself in this area?

GREENE: Well what we find is that most of the people in the on-line space are either generalists, or they specialize in a lot of general topics like IT, for example, or human resources. We really are for the professional in these businesses. So, for example, in the accounting and finance area, we provide education on the corporate-side, so anybody who has any credentials in the accounting area, whether they're a CPA, a CMA, a Certified Internal Auditor, need approximately 40 hours a year of continuing professional education to maintain their credentials. We provide this, we're licensed by NASBA and in all the states, the District of Columbia, Virgin Islands, Puerto Rico; and we provide this training for them, and our main product is an update product. So we have two libraries, an update library and a skills-based library. But, the professionals love it because we're having people speak to them on current topics of interest that they want to know. But the best way of summarizing it is that we're a "niche player," and we believe in these areas we are the leader in what we do.

WAX: What about the marketing, what's the sales cycle like, Allen, and who have been the early adopters?




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GREENE: Well, we have... The sales cycle and on-line is a lot longer than it is in video. And, that's because of the fact that you have to understand what learning management systems a client may have, we have our own learning management system, and since we provide this accreditation, we must store the results. So we don't provide it behind their firewalls. So they turn around and we need to talk to them, we need to know how to integrate our learning management system into theirs, and the sales cycle can, you know, be six months on an on-line customer. The video customer, we work through the associations, we'll call a client or a corporation, and they love to get our series of videos each month, which we're now supplying on DVD. And the interesting thing is that a lot of our video clients are now converting over to the on-line, and we thought that they would eliminate the video when converting to the on-line, but they're taking both products, because they love to have the group discussions around the video product, and love to have the on-demand availability of the on-line.

WAX: The company recently raised approximately $6.1 million, how will you use those proceeds?

GREENE: Well, as we indicated in our prospectus, we have a small amount of debt, which was full pay-out debt, we didn't have to pay it off, but we did, it was about a half million dollars. The rest of the money is sitting in the bank, and it really was raised principally for acquisitions. And, I have a history of, in the companies that I've run, of making acquisitions and making successful acquisitions. And, if we can't find an acquisition, and our criteria is generally that it should be accretive within one year, then we're not going to spend the money, it's going to sit in the bank until we do.

We do not need the money to run the business. Before the offering we were sitting with about $850,000 in cash, and that was enough to run the business for an awful long period of time.

WAX: Given the current environment and the need to consolidate it, what are the types of companies that would likely be good fits, Allen?

GREENE: Well, we think that there's a host of companies in the half million dollars in revenue to the $4 million dollars in revenue, generally in this business, who do not have access to the capital markets. Do not generally have a field sales force. And/or, do not have a learning management system. And to really break into the corporate market and serve that market properly, you need to have a field sales force, you need to have a learning management system.

So we believe that there are a lot of companies that we can add both within our verticals, and where we would like to establish other verticals, whether it's the medical, insurance, legal, where we could offer additional courses, using our learning management system, our own technology departments that we have here, because we're a self-enclosed company where we do everything ourselves. So we believe there are a lot of companies out there and that we'll be able to attract a lot of those to be partner-up with us.

WAX: What about the revenue model now. How does the model work? Is it subscription-based, and is there any kind of upfront fee?

GREENE: Well, most of our businesses are subscription-based, and we're very conservative the way we do this, for example, if we sell a one year subscription, we take in 1/12th of the income each month, different than some other media companies, where they upfront, because you have a lot of expenses, whether it's salesmen's commissions, etc., which you pay upfront, which we expense at the time we do it. So, actually when we have a subscription, we basically don't make any money the first month of that subscription. But, most of our business is subscription business, it's high renewal rate. We have a high amount of deferred income on our statement going into the next year. But we also have other businesses where, as we sell it, we book the income, like our ethics and compliance, generally, and some of our custom media development, because every department of our firm that does work for our firm is also required to have


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an outside budget to do outside work. So our technology department builds websites and creates custom education for a number of other businesses, and a number of people in education. And our media department produces commercials for a lot of people, when they're not doing work for ourselves.

WAX: As you look at the verticals, are there verticals that are most likely to be the aggressive adopters?

GREENE: Well, I think that finance and accounting people, and the bigger corporations, are becoming the earlier adopters. I mean, what we've seen over the last couple years, I think two or three years ago we thought that most of the big corporations, and such, would adopt an e-learning a lot quicker than they have. And I think the fact that bandwidth has increased and broadband has increased tremendously, and the cost of those have been coming down, that more corporations are adopting it. And as more corporations go to a video format, where they're providing video and people talking to people and not just tech-space courses, I think you'll see a lot more people adopt this as we're going forward.

WAX: The company has been around over 20 years, how has the business model changed?

GREENE: Well, it's very similar, it's just that now we provide the courses not only in video, but on-line. Originally the corporation basically created courses for corporations, then started working with the associations more-and-more, starting in the late 80's, and in doing that, developed these subscription products and news and current update products. And it built that. And in 1997, bought a division from Prime Media that serviced CPAs, mainly, and then started servicing the public accounting field over the years, and when I joined the company I made an acquisition of a competitor who had raised a lot of money, had a huge offer for the company, turned it down and then when the market collapsed in early 2001, they had no access to the capital markets and they've gone through all their money, and I was able to buy all of their assets, their learning management systems, their library, and hire a number of the key people, very reasonably.

And then I brought, in 2003, the Ethics and Compliance Consulting Business, which is now starting to really grow and build, and we're looking to be a very successful part of our business going-forward.

WAX: What should investors now look for in the coming quarters in terms of key milestones, Allen?

GREENE: Well, I think we've indicated, when we were doing our road show, that we expected generic growth to be between 8 and 15 percent in any year, and we should be able to bring a lot of that growth to the bottom line since we've covered most of our expenses. We've reached that point.

We've earned a half a million dollars through nine months, which we had told everybody as we were doing the road show, we expected to earn a half a million dollars over the year, yet we've done it in nine months. So, we should reach about 9 3/4 to 10 million in revenue this year, and we're right-on-target for that -- and then 8 to 15 percent growth in any year, without acquisitions, and acquisitions will affect that. We believe long term growth is very prominent here for us, and we think that it will happen.

When I, you know, look at the stock today, I mean if you take out... we're sitting with almost six-plus million with cash, the whole business has the valuation of 10, $11 million, and we're going to have close to a $1.4 million, $1.5 million in EBITDA this year. So, when I look at it, compared to a lot of other companies in our industry, I think that there's tremendous growth potential in our stock and what we're doing.

WAX: Well I've been speaking today with Allen Greene. Allen is Chief Executive Officer of SmartPros, Inc., a company... or SmartPros Limited, a company that trades on the American Exchange under the symbol PED, and with on-line education hot right now, investors should take a look at this developer of accredited continuing professional education courses.

Allen, thanks for joining CEOcast today.



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GREENE: Thank you for inviting us.

WAX: This has been Michael Wax for CEOcast, where Wall Street listens.

[END OF ALLEN GREENE INTERVIEW -- ALLEN GREENE INTERVIEW -- 11/30/04]








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